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                                                                  EXHIBIT 10.4


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of January 22, 1998, by and between SANTI GROUP OF PENNSYLVANIA, INC., a Georgia corporation (the "Buyer"); FERRERO WASTEWATER MANAGEMENT, INC., a Pennsylvania corporation (the "Seller"); and A. THOMAS FERRERO, JR and A. THOMAS FERRERO, III (the "Seller Stockholders"). The Buyer, the Seller and the Seller Stockholders are referred to collectively herein as the "Parties."

         WHEREAS, the Seller owns certain contract rights, customer accounts, trucks and containers and is engaged in the non-hazardous liquid waste and septic waste collection, transportation, management and disposal business in the Service Area (the "Business"); and

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase all of the assets of the Seller used in the Business and assume certain of the liabilities of the Seller in return for cash and the SanTi Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, the Parties agree as follows.

                             ARTICLE 1. DEFINITIONS

         "ACCOUNTS" means (a) all customer accounts, names, lists, purchase orders, service agreements and contracts (including implied or quantum meruit contractual rights) or other rights of the Seller to provide liquid waste removal, collection, transportation and storage services to customers of the Seller, and all rights to and in connection with any activities commonly associated with such services, customer service agreements, and contract rights (including implied or quantum meruit contractual rights) with customers, and (b) all files, correspondence, records (including billing and service records for the preceding twelve (12) months) and related proprietary information and material and other intellectual property which is necessary, helpful or related to providing such services described above; excluding, however, (x) all customer accounts, rights or contracts which deal in hazardous chemical toxic or low-level radioactive waste or Hazardous Materials or Extremely Hazardous Substances which the Buyer determines it does not wish to purchase, and (y) all small business set aside contracts which the Buyer determines it does not wish to purchase. All of the customer accounts, contracts and other rights which are not being purchased, including those ac counts described in subparagraphs (x) and (y) of this paragraph, shall be set forth on Schedule 1 and are hereinafter referred to collectively as the "Excluded Accounts".

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.




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         "ACQUIRED ASSETS" means all right, title and interest in and to all of the assets of the Seller used or useful in the Business, and shall include, but not be limited to, all of the Seller's: (a) Accounts, (b) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (c) tangible personal property (such as containers, reservoirs, compactors, carts, repair parts, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tankers, tools, pumps, stabilizers, jigs, and dies), (d) intellectual property (including but not limited to the names "Ferrero Wastewater Management" and "Nutrecon"), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (e) leases, subleases, and rights thereunder, (f) agreements (such as equipment rental agreements and service agreements), contracts, customer agreements, disposal agreements, service agreements, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (g) notes receivable and other receivables, other than accounts receivable, (h) securities, (i) claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (j) franchises, approvals, permits, licenses (including but not limited to radio transmitter licenses), orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, service marks, trademarks, logos, (k) telephone numbers, yellow page advertising, books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, operational, billing and payable information, studies, reports, and other printed or written materials, computer hardware and software, and (k) rights in and with respect to the assets associated with its Employee Benefit Plans; provided, however, that the Acquired Assets shall not include the Excluded Assets.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "APPLICABLE RATE" means the rate of interest publicly announced in Atlanta, Georgia from time to time by NationsBank of Georgia, N.A. as its prime rate, plus two percent (2%) per annum.

         "ASSUMED LIABILITIES" means all obligations of the Seller directly associated with or under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Accounts either (i) to furnish goods, services, and other non-Cash benefits to customers after the Closing, or
(ii) to pay for goods, services, and other non-Cash benefits that another Person will furnish to it after the Closing. Under no circumstances shall the term "Assumed Liabilities" include any Liabilities of Seller or its Subsidiaries other than those set forth above. All Liabilities other than Assumed Liabilities shall remain those of Seller and its Subsidiaries exclusively.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.


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         "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "CLOSING"  has the meaning set forth in Section 2.4 below.

         "CLOSING DATE" has the meaning set forth in Section 2.4 below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Article 3 below.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "EMPLOYMENT AGREEMENT" has the meaning set forth in Section 2.6 below.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and other applicable statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) any of the rights of the Seller under this Agreement,
(iii) the Excluded Accounts, (iv) all tax refunds related to the operation of the Business prior to Closing; and (v) the assets set forth on Schedule 2.

         "EXTREMELY HAZARDOUS SUBSTANCES" has the meaning set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.


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         "FINANCIAL STATEMENT" has the meaning set forth in Section 3.2.7 below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "HAZARDOUS MATERIALS" means any substance that has been designated by any governmental authority whose requirements are applicable to the Seller to be radioactive, toxic, hazardous, or otherwise pose potential danger to health or the environment, including, but not limited to, volatile organic compounds and all substances listed pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation Recovery Act, the federal Clean Air Act, the federal Water Pollution Control Act, the Toxic Substance Control Act and the Occupational Safety and Health Act, as such acts are amended to the Closing Date, and the regulations and publications promulgated to the Closing Date pursuant to said acts.

         "KNOWLEDGE" means to the best of the subject party's actual knowledge after reasonable investigation, and includes constructive knowledge.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LITIGATION" means any legal action, administrative or other proceeding, arbitration, cause of action, claim, complaint, criminal prosecution, inquiry, hearing, investigation (governmental or otherwise), or notice (written or oral) by any Person alleging potential liability or requesting information relating to or affecting the Seller, the Business, the Acquired Assets or the transactions contemplated by this Agreement.

         "LOSSES" means any and all direct or indirect demands, claims, payments, obligations, recoveries, deficiencies, fines, penalties, interests, assessments, actions, causes of action, suits, losses, diminution in the value of any of the Acquired Assets, compensatory, punitive, exemplary or consequential damages (including, without limitation, lost income and profits and interruptions of business), Liabilities, costs, expenses (including, without limitation, (i) interest, penalties and reasonable attorneys' fees and expenses,
(ii) attorneys' fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) consultant's fees and other costs of defense or investigation); and interest on any amount payable to a third party as a result of the foregoing, whether accrued, absolute, contingent, known, unknown or otherwise.

         "MONTHLY GROSS CHARGES" means the monthly gross charges on all the Accounts which are fulfilled by the Seller for the provision of nonhazardous liquid waste management services. The term Monthly Gross Charges shall not include (i) any revenues, charges or billings generated by extraordinary sales which may take place or which may be included in the Accounts, (ii) any billings made or revenues received by the Seller for services not actually rendered, or
(iii) any billing made or revenues received by the Seller on Excluded Accounts.


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         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section
3.2.7 below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section
3.2.7 below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section
3.2.7 below.

         "NONCOMPETITION AGREEMENT" has the meaning set forth in Section 2.5 below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "PARTY" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE" has the meaning set forth in Section 2.3 below.

         "RELEASE" has the meaning set forth in Section 2.7 below.

         "SANTI STOCK" has the meaning set forth in Section 2.3 below.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER SHARES" means the shares of issued and outstanding capital stock of the Seller.

         "SERVICE AREA" shall mean the circular area the outer boundary of which is formed by a seventy (70) mile radius from South Main Street at Randolph Avenue, Ambler, Pennsylvania.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.


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         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                          ARTICLE 2. BASIC TRANSACTIONS

         2.1 PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Article 2.

         2.2 ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Except for the Assumed Liabilities, nothing in this Agreement or any other document which is a part hereof shall in any way obligate the Buyer for any Liabilities, obligations or charges of the Seller, any of its Subsidiaries or any of the Seller Stockholders, including, but without limitation, any Liabilities attributable to Environmental, Health and Safety Requirements, or Liabilities or charges for Taxes or recording fees arising out of the sale or transfer of the Acquired Assets. It is specifically understood and agreed by the Parties that the Buyer does not assume any Liabilities, obligations or charges of the Seller, the Seller's Subsidiaries or the Seller Stockholders except for the Assumed Liabilities. THE SELLER WILL PAY OFF ALL DEBT AND OTHER ACCRUED THIRD PARTY LIABILITIES RELATED TO THE ACQUIRED ASSETS PRIOR TO OR SIMULTANEOUSLY WITH THE CLOSING.

         2.3 PURCHASE PRICE. The Buyer agrees to pay, issue and deliver to the Seller the following (collectively, the "Purchase Price"): (i) cash in the amount of $2,489,000, payable by wire transfer or delivery of other immediately available funds; and (ii) 80,000 shares (the "SanTi Stock") of the common stock of SanTi Group, Inc., a Delaware corporation ("SanTi"); and (iii) documentation effecting the assumption of the Assumed Liabilities. At the Closing, the Buyer shall tender to the Seller $2,240,100 of the cash portion of the Purchase Price and documentation effecting the conveyance of 72,000 shares of the SanTi Stock. The Buyer shall retain the balance of the cash portion of the Purchase Price and the balance of the SanTi Stock to hold as security to offset against any Losses asserted against, imposed upon or incurred by the Buyer arising out of any of the matters listed in items (i) through (vi) of Section 8.2 hereof, and the Buyer shall deliver the remaining balance of said security to the Seller on that date which is two hundred seventy (270) days after the Closing Date.


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         2.4 THE CLOSING. The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Chorey, Taylor & Feil, A Professional Corporation, Suite 1700, The Lenox Building, 3399 Peachtree Road, N.E., Atlanta, Georgia 30326 (or at such other place as the Parties may mutually determine), on January 22, 1998, and the Closing shall be effective for all purposes as of 11:59 p.m. on January 22, 1998 (the "Closing Date").

         2.5 NONCOMPETITION AGREEMENTS. On or prior to the Closing Date, the Seller and each Seller Stockholder shall enter into, execute, deliver to the Buyer and perform an agreement, substantially in the form of Exhibit A attached hereto (each a "Noncompetition Agreement"), restricting such Party's ability to compete with the Buyer in the Business, and to solicit the customers, suppliers and employees of the Business, the Seller or the Buyer, for a period of five (5) years after the Closing Date.

         2.6 EMPLOYMENT AND CONSULTING AGREEMENTS. On or prior to the Closing Date, the Buyer and those Seller Stockholders and members of senior management of the Seller listed on Schedule 3 shall enter into employment agreements and/or consulting agreements substantially in the form of Exhibits B and C attached hereto (as indicated on Schedule 3) (each an "Employment Agreement"), collectively providing for the continued employment or engagement of such Persons by the Buyer or one of its Affiliates.

         2.7 RELEASES. At the Closing, the Parties hereto shall enter into, execute, deliver and perform an agreement, substantially in the form of Exhibit D attached hereto (each a "Release") effecting certain releases agreed upon among said Parties.

         2.8 DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6.2 below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (a) assignments (including real property transfer documents) in the forms attached hereto as Exhibit E and (b) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request;
(iv) the Parties will deliver to each other the agreements and documents referred to above in this Article 2; (v) the Buyer will deliver to the Seller the portion of the Purchase Price to be paid hereunder at the Closing; and (vi) the Seller will deliver to the Buyer the following information relating to the Accounts on such forms as are acceptable to the Buyer: (1) a list of all Accounts which will include all names, addresses, telephone numbers and names of individuals to contact for each of the Accounts; (2) all collection information concerning the frequency of collection, approximate volume of waste per collection and a brief description of the types of waste involved with each Account; (3) the complete service and accounting records of each of the Accounts for the 12 month period ending on the last day of the month immediately preceding the Closing Date; and (4) all other proprietary information necessary or appropriate to enable the Buyer to service the Accounts properly.


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         2.9  ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) consistent with the Code and in accordance with the allocation schedule prepared by the Buyer; provided, however, that the portion of the Purchase Price consisting of SanTi Stock shall be allocated based on a valuation of the SanTi Stock at the time of the Closing, said valuation to be undertaken by an appraiser commissioned by the Buyer.

         2.10 PRORATIONS AS OF CLOSING. Any insurance deposits, prepaid Accounts and similar items payable or paid by any Party and related to the Acquired Assets shall be prorated as of the Closing Date. There shall be prorated between the Buyer and the Seller as of the Closing Date all accrued or prepaid items relating to (i) ad valorem and other Taxes (except sales taxes) with respect to the Acquired Assets; (ii) rent (including percentage rent) and other payments due under any lease or contract related to the Acquired Assets; (iii) deposits with respect to the Acquired Assets; (iv) license fees relating to any of the Acquired Assets, and (v) governmental assessments and charges for services to or with respect to any of the Acquired Assets.

         2.11 USE OF NAME. Following the Closing Date, the Seller shall not use or give permission to any other Party to use the name "Ferrero Wastewater Management," "Anthony Ferrero Company", "Nutrecon," or any similar name in connection with the operation of a waste collection and disposal business.

         2.12 CONFIDENTIALITY. The Parties recognize that the Buyer and/or its Affiliates intend to acquire numerous liquid waste businesses throughout the country, and the violation of this Section 2.12 will result in substantial injury and damage to the Buyer and its Affiliates. The Seller and each Seller Stockholder agree that for a period of five (5) years after the date of this Agreement, none of them, nor their agents, employees or Affiliates, nor any other person connected with them, except as required by applicable federal, state or local statutes, regulations or judicial subpoena, shall at any time divulge the existence and terms of the negotiations resulting in this Agreement, the terms and conditions of this Agreement and the financing arrangements of the Buyer and its Affiliates. In addition, the Parties agree to keep such negotiations, terms and conditions confidential and to cause their agents, employees and other persons connected with them to observe the terms of this Section, subject to the exceptions set forth above in this Section 2.12.

         2.13 TELEPHONE REFERRALS. From and after the Closing Date, the Seller shall refer, and cause its agents to refer, all telephone calls to it or them for liquid waste collection and disposal to the Buyer.

                  ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF
                     THE SELLER AND THE SELLER STOCKHOLDERS

         3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER STOCKHOLDERS. The Seller Stockholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were


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substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, herself or itself, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

                  3.1.1 ORGANIZATION OF CERTAIN SELLER STOCKHOLDERS. If the Seller Stockholder is a corporation, the Seller Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  3.1.2 AUTHORIZATION. The Seller Stockholder has full power and authority (including, if the Seller Stockholder is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller Stockholder, enforceable in accordance with its terms and conditions.

                  3.1.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement by the Seller Stockholder, nor the performance by the Seller Stockholder of his, her or its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller Stockholder is subject (or, if the Seller Stockholder is a corporation, any provision of its charter or bylaws) or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, permit, license, instrument, or other arrangement to which the Seller Stockholder is a party or by which he, she or it is bound or to which any of his, her or its assets is subject.

                  3.1.4 SELLER SHARES. The Seller Stockholder holds of record the number of Seller Shares set forth next to his, her or its name on Section
3.1.4 of the Disclosure Schedule.

         3.2 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SELLER STOCKHOLDERS. The Seller and each of the Seller Stockholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as set forth in the Disclosure Schedule.

                  3.2.1 ORGANIZATION OF THE SELLER AND NUTRECON. The Seller and Nutrecon, Inc. ("Nutrecon") are corporations duly organized, validly existing, and in good standing under the laws of Pennsylvania. The Seller and Nutrecon are duly authorized to conduct business and the Business and are in good standing under the laws of each jurisdiction where such qualification is required.

                  3.2.2 AUTHORIZATION OF TRANSACTION. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform


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its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and the Seller Stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

                  3.2.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Seller and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Seller and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Seller and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above).

                  3.2.4 BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. None of the Subsidiaries of the Seller has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  3.2.5 TITLE TO ASSETS. The Seller and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of all Security Interests or restrictions on transfer, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

                  3.2.6 SUBSIDIARIES. Each Subsidiary of the Seller is listed on
Section 3.2.6 of the Disclosure Schedule, and is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of the Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Subsidiary of the Seller has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Business and the other businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock of each Subsidiary of the Seller have been duly authorized and are validly issued, fully paid, and nonassessable. The Seller holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Seller, free and clear of any restrictions on transfer (other than restrictions under


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the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Seller and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Seller to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Seller. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Subsidiary of the Seller are correct and complete. None of the Subsidiaries of the Seller is in default under or in violation of any provision of its charter or bylaws. Except as set forth on Section 3.2.6 of the Disclosure Schedule, none of the Seller and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Seller. Nutrecon is a Subsidiary of the Seller.

                  3.2.7 FINANCIAL STATEMENTS. Attached hereto as Exhibit F are the following financial statements (collectively, the "Financial Statements"): unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 (the "Most Recent Fiscal Year End") for the Seller and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller and its Subsidiaries as of such dates and the results of operations of the Seller and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of the Seller and its Subsidiaries (which books and records are correct and complete). For purposes of this Agreement, the Financial Statements for the fiscal year ended December 31, 1997 shall be deemed the "Most Recent Financial Statements," and December 31, 1997 shall be deemed the "Most Recent Fiscal Month End." The net book value of the Acquired Assets calculated in accordance with GAAP was not less than $900,000 as of June 30, 1997.

                  3.2.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any adverse change in the Business, other business, financial condition, operations, results of operations, or future prospects of any of the Seller and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

                  (i) none of the Seller and its Subsidiaries has sold, leased, transferred, pledged or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) none of the Seller and its Subsidiaries has entered into (or issued), accelerated, terminated, modified, or canceled any agreement, contract, lease, note, bond, debt security or license either involving more than $5,000 or outside the Ordinary Course of Business;

                  (iii) none of the Seller and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (iv) none of the Seller and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (v) none of the Seller and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (vi) none of the Seller and its Subsidiaries has issued, sold, disposed of or granted any rights to purchase any of its capital stock, or declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind), or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (vii) none of the Seller and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (viii) none of the Seller and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (ix) none of the Seller and its Subsidiaries has (a) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; (b) granted any increase in the base compensation of any of its directors, officers, and employees (or made any other change in employment terms for such persons) outside the Ordinary Course of Business; or (c) adopted, amended, modified, or terminated any Employee Benefit Plan;

                  (x) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Seller and its Subsidiaries; and

                  (xi) none of the Seller and its Subsidiaries has committed to any of the foregoing.

                  3.2.9 UNDISCLOSED LIABILITIES. To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, and without any independent investigation, none of the Seller and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). Each Seller Stockholder further represents and warrants that A. Thomas Ferrero, Jr. has been a full time employee of the Seller for at least the past 35 years, that A. Thomas Ferrero, III has been a full time employee of the Seller for at least the past 9 years, and that throughout their periods of employment with Seller each has been continuously, actively and fully involved in the day to day management and operations of the Seller and its Subsidiaries.

                  3.2.10 LEGAL COMPLIANCE. To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, and without any independent investigation, each of the Seller, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, statutes, regulations, codes, permits, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and other applicable governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  3.2.11 TAX MATTERS. Each of the Seller and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Seller and its Subsidiaries (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where any of the Seller and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Each of the Seller and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. No Seller Stockholder or director or officer (or employee responsible for Tax matters) of any of the Seller and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Seller and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller Stockholders and the directors and officers (and employees responsible for Tax matters) of the Seller and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Section 3.2.11 of the Disclosure Schedule lists all federal, state, local, and other applicable income Tax Returns filed with respect to any of the Seller and its Subsidiaries for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Seller and its Subsidiaries since December 31, 1995. The unpaid Taxes of the Seller and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and its Subsidiaries in filing their Tax Returns.

                  3.2.12    REAL PROPERTY.

                  (i) Section 3.2.12(i) of the Disclosure Schedule lists and describes briefly all real property that any of the Seller and its Subsidiaries owns. With respect to each such parcel of owned real property:

                           (A) the identified owner has good and marketable
                  title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                           (B) there are no pending or threatened condemnation
                  proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

                           (C) the legal description for the parcel contained in
                  the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                           (D) all facilities have received all approvals of
                  governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                           (E) there are no leases, subleases, licenses,
                  concessions, or other agreements, written or oral, granting to any Person or Persons the right of use or occupancy of any portion of the parcel of real property;


                           (F) there are no outstanding options or rights of
                  first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                           (G) there are no Persons (other than the Seller and
                  its Subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in
                  Section 3.2.12(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

                           (H) all facilities located on the parcel of real
                  property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property;

                           (I) each parcel of real property abuts on and has
                  direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available;

                           (J) no Hazardous Material is present in, on or under
                  such real property at any time prior to the Closing Date, including any land and the improvements, ground water and surface water thereof, except in accordance with applicable laws and regulations; and

                           (K) there are and have been no storage tanks located
                  on or under such property.

                  (ii) Section 3.2.12(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to or not owned but otherwise used by any of the Seller and its Subsidiaries. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3.2.12(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in the Disclosure Schedule:

                           (A) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect;

                           (B) the lease or sublease will continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above);

                           (C) no party to the lease or sublease is in breach or
                  default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (D) there are no disputes, oral agreements, or
                  forbearance programs in effect as to the lease or sublease;

                           (E) with respect to each sublease, the
                  representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying lease;

                           (F) none of the Seller and its Subsidiaries has
                  assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (G) all facilities leased or subleased thereunder
                  have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                           (H) all facilities leased or subleased thereunder are
                  supplied with utilities and other services necessary for the operation of said facilities;

                           (I) no Hazardous Material is present in, on or under
                  such real property at any time prior to the Closing Date, including any land and the improvements, ground water and surface water thereof, except in accordance with applicable laws and regulations; and

                           (J) there are and have been no storage tanks located
                  on or under such property.

         With respect to each such property used by but not owned by, leased to or subleased to any of the Seller or its Subsidiaries, Section 3.2.12 of the Disclosure Schedule states the nature and terms of the relationship pursuant to which such property is used.

                  3.2.13 TANGIBLE ASSETS. The Seller and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business and their other businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used and presently is proposed to be used, and is sufficient to use in the Business as conducted during the preceding twelve (12) months. There are no defects in the Acquired Assets which affect the plumbing, electrical, sewer, ventilating or air conditioning systems thereof.

                  3.2.14 CONTRACTS. Section 3.2.14 of the Disclosure Schedule lists all contracts and other agreements to which any of the Seller and its Subsidiaries is a party, including, but not limited to:

                  (i) any agreement or arrangement for free or discounted liquid waste services;


                  (ii) any agreement which cannot be canceled by the Seller or its Subsidiaries without penalty by giving no more than thirty (30) days notice of cancellation; and

                  (iii) any agreement for the use by the Seller or its Subsidiaries of any waste disposal site or facility, including the term of such agreement and the consideration to be paid by the Seller or its Subsidiaries for the use of such site or facility.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.2.14 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in 3.2.14 of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above); (C) no party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party thereto has repudiated any provision of the agreement. Except as set forth in Section 3.2.14 of the Disclosure Schedule, each of the Seller's agreements which is a waste disposal agreement has a term which will not expire until at least one (1) year after the Closing.

                  3.2.15 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed by or on behalf of any of the Seller and its Subsidiaries.

                  3.2.16 INSURANCE. Section 3.2.16 of the Disclosure Schedule includes certificates of insurance with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Seller and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 2 years. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above); (C) neither any of the Seller and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Seller and its Subsidiaries has been covered during the past 2 years by insurance in scope and amount customary and reasonable for the Business and the other businesses in which it has engaged during the aforementioned period. Section 3.2.16 of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Seller and its Subsidiaries, as well as any pending claims with respect to insurance coverage owned by the Seller or its Subsidiaries, including amounts held in reserve by the Seller or its Subsidiaries in connection with any such claim.

                  3.2.17 LITIGATION. Section 3.2.17 of the Disclosure Schedule sets forth each instance in which any of the Seller and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.2.17 of the Disclosure Schedule could result in any adverse change in the Business, the other business, financial condition, operations, results of operations, or future prospects of any of the Seller and its Subsidiaries. None of the Seller Stockholders and the directors and officers (and employees with responsibility for litigation matters) of the Seller and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Seller and its Subsidiaries.

                   3.2.18 SERVICE WARRANTY. Each service provided or delivered by any of the Seller and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Seller and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for damages in connection therewith, subject only to the reserve for service warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller and its Subsidiaries. Provided, however, that with respect to five-year service contract warrranties issued by the Seller for new systems installed by the Seller, the Buyer shall accept responsibility for warranty claims thereunder but only to the extent such warranty claims do not exceed (i) a total of $200 under any particular service contract, or (ii) $2,000 in the aggregate, whichever amount is lesser. No service provided or delivered by any of the Seller and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Section 3.2.18 of the Disclosure Schedule includes copies of the standard terms and conditions of sale for each of the Seller and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

                  3.2.19 SERVICE LIABILITY. To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, and without any independent investigation, none of the Seller and its Subsidiaries has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the use of any service provided or delivered by any of the Seller and its Subsidiaries.

                  3.2.20 EMPLOYEES AND CONTRACTORS. No executive, key employee, group of employees, or independent contractor has any plans to terminate employment with any of the Seller and its Subsidiaries or with the Buyer if the Buyer has made known to the Seller its intention to employ or engage such person or persons. None of the Seller and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of the Seller and its Subsidiaries has committed any unfair labor practice or taken an action which would give rise to a claim under any federal or state law restricting discrimination in employment. None of the Seller Stockholders and the directors and officers (and employees with responsibility for employment matters) of the Seller and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Seller and its Subsidiaries.

                  3.2.21 EMPLOYEE BENEFITS. Section 3.2.21 of the Disclosure Schedule lists each Employee Benefit Plan that any of the Seller and its Subsidiaries maintains or to which any of the Seller and its Subsidiaries contributes or has any obligation to contribute. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable laws.

                  3.2.22 GUARANTIES. None of the Seller and its Subsidiaries is a guarantor or otherwise is liable or responsible for any Liability or obligation (including indebtedness) of any other Person.

                  3.2.23 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

                  (i) To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, without any independent investigation, the Seller, its Subsidiaries and their respective predecessors and Affiliates have complied with all Environmental, Health, and Safety Requirements. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply;

                  (ii) To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, without any independent investigation, each of the Seller and each of its Subsidiaries has no Liability (and none of their respective predecessors and Affiliates have handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller, giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Requirements, except in compliance with all applicable Environmental, Health and Safety Requirements;

                  (iii) All properties and equipment used in the Seller's Business and its Subsidiaries' businesses, and their respective predecessors' and Affiliates' businesses, have been free of Extremely Hazardous Substances; and, except as set forth on Section 3.2.23(iii) of the Disclosure Schedule, to the best of the Seller's and the Seller Stockholders' knowledge, information and belief, without any independent investigation, all properties and equipment used in the Seller's Business and its Subsidiaries' businesses, and their respective predecessors' and Affiliates' businesses, have been free of Hazardous Materials;

                  (iv) Section 3.2.23(iv) of the Disclosure Schedule sets forth all licenses, permits, clearances and consents with respect to environmental and waste management matters (hereinafter collectively referred to as the "Environmental Permits") currently held by the Seller and any of its Subsidiaries, and for each such Environmental Permit, accurately describes the expiration and/or renewal date thereof. Such Environmental Permits constitute the only permits necessary for the continued conduct of the Seller's Business and its Subsidiaries' businesses, and the waste management activities and other businesses of the Seller and its Subsidiaries as such activities and businesses are currently being conducted. To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, without investigation, the Seller and its Subsidiaries have complied with all applicable covenants and conditions of the Environmental Permits. There is no action, proceeding, permit revocation, permit amendment, writ, injunction, claim or investigation pending or, to the best of the Seller's and the Seller Stockholders' knowledge, information and belief, without investigation, threatened, concerning or relating to the Environmental Permits or the Hazardous Materials activities of the Seller or its Subsidiaries, including, but not limited to, the treatment, storage or disposal of Hazardous Materials or liquid or solid waste materials which have been handled by the Seller, its Subsidiaries, or their respective predecessors or Affiliates;

                  (v) To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, without investigation, each of the Seller and each of its Subsidiaries has not transported, stored, treated or disposed, nor has it allowed or arranged for any third person to transport, store, treat or dispose of, waste to or at any location other than a site lawfully permitted to receive such waste for such purposes. To the best of the Seller's and the Seller Stockholders' knowledge, information and belief, without investigation, each of the Seller and each of its Subsidiaries has not transported, stored, treated or disposed of, nor has it allowed or arranged for any third person to transport, store, treat or dispose of, (1) any Hazardous Materials or Extremely Hazardous Substances, or (2) any other waste to or at any location designated for remedial action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar federal or state statute assigning responsibility for the cost of investigating or remediating releases of contaminants into the environment;

                  (vi) Section 3.2.23(vi) of the Disclosure Schedule is a complete and accurate list of (a) locations (identified by name, address, owner/operator, type of facility and type of waste) to which the Seller and/or any of its Subsidiaries has, at any time in the past 10 years, transported, or caused to be transported, allowed or arranged for any third party to transport, any type of waste material, generated by the Seller, the Subsidiaries, or customers of the Seller or any of its Subsidiaries, for storage (other than at a customer's facility), treatment, burning, recycling or disposal, and (b) storage (other than at a customer's facility), treatment, burning, recycling or disposal activities which the Seller and/or any of its Subsidiaries has undertaken, at any time during the past 10 years, at locations then or presently owned or occupied by the Seller and/or any of its Subsidiaries (such list to include property address, nature of the Seller's and/or Subsidiaries' interest in property, nature of the activity conducted at such location, type and form or waste, estimated volume of waste disposal on or in ground, and period of time the activity was conducted);

                  (vii) Neither the Seller nor any of its Subsidiaries has received notification (including requests for information directed to the Seller, any of its Subsidiaries or any Seller Stockholder) from any governmental agency or any other person asserting that any of the Seller or any of its Subsidiaries is or may be a "potentially responsible person" or otherwise liable with respect to a remediation or the payment of response costs at a waste storage treatment or disposal action facility, pursuant to the provisions of the Comprehensive Environmental Response, Compensation and Liability Act, as from time to time amended, or any similar federal or state statute assigning responsibility for the costs of investigating or remediating releases of contaminants into the environment.

                  3.2.24 CERTAIN BUSINESS RELATIONSHIPS WITH THE SELLER AND ITS SUBSIDIARIES. Except as set forth on Section 3.2.24 of the Disclosure Schedule, none of the Seller Stockholders and their Affiliates has been involved in any business arrangement or relationship with any of the Seller and its Subsidiaries within the past 12 months, and none of the Seller Stockholders and their Affiliates owns or leases any asset, tangible or intangible, which is used in the Business of the Seller and the business of its Subsidiaries. Except as set forth on Section 3.2.24 of the Disclosure Schedule, neither the Seller nor any Seller Stockholder owns or has any interest in a Person (other than the Seller and its Subsidiaries) conducting a waste management business.

                  3.2.25 INVESTMENT. The Seller and each of the Seller Stockholders (i) understands that the SanTi Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) understands that the Seller is acquiring the SanTi Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and SanTi and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the SanTi Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the SanTi Stock, and
(vi) is an Accredited Investor for the reasons set forth on Section 3.2.25 of the Disclosure Schedule.

                  3.2.26 OWNERSHIP AND ASSIGNABILITY OF ACCOUNTS. To the extent that an ownership right can exist in the Accounts, the Seller is and will be at the Closing Date, the lawful owner of all of the Accounts, and all such Accounts will be at the Closing Date free and clear of all claims, liens, mortgages, pledges, encumbrances and security interests of every kind, including, but not limited to financing arrangements (including receivables financing). At the Closing Date there will be no outstanding rights of any kind to acquire from either the Seller or the Seller Stockholders, either separately or jointly, any interest whatsoever, whether current or future, in the Accounts, held by any Person other than Buyer. Except for those Accounts expressly set forth in Section 3.2.26 of the Disclosure Schedule, all Accounts are or will be at the Closing Date freely assignable by the Seller, and such assignment, transfer and delivery thereof to the Buyer of all of the Accounts will not constitute or result in a breach, violation or default of any agreements relating to such Accounts, and such agreements and Accounts shall remain in full force and effect as if there had been no assignment, transfer or delivery.

                  3.2.27 REVENUE AND MAJOR ACCOUNTS. The average Monthly Gross Charges of the Seller for the Accounts for the calendar months of January through November, 1997 derived solely from servicing the Accounts (determined on an accrual basis with annual, semiannual, quarterly and bi-monthly payments prorated on a monthly basis) are at least $311,000. Section 3.2.27 of the Disclosure Schedule contains a listing of all of the Accounts, and the Gross Monthly Charges of such Accounts for the calendar months of January through November, 1997. Unless otherwise noted on Section 3.2.27 of the Disclosure Schedule, all of such Accounts remain currently active, there has not been a decline in the aggregate monthly billing level of such Accounts over the 12 calendar month period immediately preceding the date hereof, all such Accounts are paid currently, and during the 12 calendar month period immediately preceding the date hereof, the Seller has not lost any customer that generated more than ten percent (10%) of the Seller's gross revenues in any of the Seller's past fiscal periods. The Seller and the Seller Stockholders further represent and warrant that during the 270 day period immediately following the Closing, the average monthly gross charges for the Accounts shall not be less than $290,000. To the extent that the average monthly gross charges for the Accounts are less than $290,000, the Parties agree that the Buyer shall be deemed to have suffered a Loss in an amount equal to the product of said deficiency and the factor 12.38, and that the Buyer shall be entitled to indemnity from the Seller in the amount of such Loss or to offset the amount of said Loss against the portion of the Purchase Price withheld by the Buyer pursuant to Section 2.3 hereof. Notwithstanding the above, (a) the total indemnification liability of the Seller and the Seller Stockholders under this Agreement for the breach of the representations and warranties contained in this
Section 3.2.27 shall be capped at and not exceed the portion of the Purchase Price withheld by the Buyer pursuant to Section 2.3 hereof; and (b) all payments by the Seller and/or the Seller Stockholders of their respective indemnification obligations that may arise from the breach of the representations and warranties contained in this Section 3.2.27 shall be paid equally in cash and SanTi Stock.

                  3.2.28 POSSESSION OF FRANCHISES, LICENSES, ETC. The Seller and each of the Subsidiaries possesses all certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities that are necessary for (a) the ownership, maintenance and operation of the Business and the other businesses conducted by them, (b) the operation, use and ownership of the Acquired Assets and (c) the servicing of the Accounts. Neither the Seller nor any Subsidiary is in any way whatsoever in violation of such franchises, certificates, licenses, permits and other authorizations.

                  3.2.29 THIRD PARTY RELATIONSHIPS. Each of the Seller and the Subsidiaries enjoys good working relationships in accordance with past practices with all suppliers, subcontractors and other Persons necessary or appropriate for the normal operation of the Business and the businesses of the Subsidiaries. The consummation of the subject transaction will not result in any injury to or disruption of such relationships, and the Buyer will not incur any costs or expenses in order to continue such relationships as they had been maintained previous to the Closing.

                  3.2.30 ACQUISITION QUESTIONNAIRE. All statements and representations contained in that certain December 2, 1997 Acquisition Questionnaire (by reference made an integral part hereof) initialed by the Seller Stockholders and tendered by the Seller to the Buyer is true and correct in all material respects.

                  3.2.31 DISCLOSURE. The representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

             ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4.

         4.1 ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         4.2 AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally, or by the exercise of judicial discretion in accordance with general equitable principles.

         4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above).

         4.4 BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.


                         ARTICLE 5. PRECLOSING COVENANTS

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         5.1 GENERAL. Each of the Parties will use its best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

         5.2 NOTICES AND CONSENTS. The Seller will give (and will cause each of its Subsidiaries to give) any notices to third parties, and the Seller will obtain (and will cause each of its Subsidiaries to obtain) any third party consents, that the Buyer may request in connection with the matters referred to in Section 3.2.3 above and the consummation of the transactions described herein. Each of the Parties will (and the Seller will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3.2.3 and 4.3 above.

         5.3 OPERATION OF BUSINESS. The Seller will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (and will not cause or permit any of its Subsidiaries to) (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.2.8 above.

         5.4 PRESERVATION OF BUSINESS. The Seller will keep (and will cause each of its Subsidiaries to keep) its Business and other businesses and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         5.5 FULL ACCESS. Each of the Seller and the Buyer will permit (and will cause each of its respective Subsidiaries to permit) representatives of the Buyer and the Seller, as applicable, to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Seller and Buyer, as applicable, and its respective Subsidiaries.

         5.6 NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Articles 3 and 4 above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         5.7 EXCLUSIVITY. The Seller will not (and the Seller will not cause or permit any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the Seller and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify and inform the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


                  ARTICLE 6. CONDITIONS TO OBLIGATIONS TO CLOSE

         6.1 CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including but not limited to those set forth in Articles 2 and 5 above;

                  (iii) the Seller and its Subsidiaries shall have procured all of the third party consents specified in Section 5.2 above, and the Buyer shall have approved of all of the matters reflected thereby;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
         (C) affect adversely the right of the Buyer to own the Acquired Assets, to operate the Business , and to control the Seller's Subsidiaries, or
         (D) affect adversely the right of any of the Seller's Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(i)-(iv) is satisfied in all respects;

                  (vi) the Seller, its Subsidiaries, and the Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Articles 3 and 4 above;

                  (vii) the relevant Persons shall have entered into, executed and delivered the Noncompetition Agreements, Employment Agreements, Releases and the other agreements referred to in Article 2 above, and the same shall be in full force and effect;

                  (viii) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (ix) the Buyer shall have received copies, certified by the duly qualified and acting Secretary or Assistant Secretary of the Seller, of resolutions adopted by the board of directors of the Seller and the shareholders of the Seller approving this Agreement and the consummation of the transactions contemplated hereby.

                  (x) SanTi shall have entered into a Shareholders Agreement with the Seller or the Seller's assignee who will be the registered owner of the SanTi Stock, which Shareholders Agreement contains terms and conditions satisfactory to SanTi;

                  (xi) the Buyer (which shall promptly apply for the transfer of the permits and licenses described below) shall have received documentation satisfactory to the Buyer effecting the transfer to the Buyer of any and all permits and licenses used by the Seller or its Subsidiaries in the operation of the Business and the businesses of the Subsidiaries; provided, however, that if the Seller does not effect such transfer to the Buyer at the Closing, the Seller shall effect such transfer to the Buyer within 120 days after the Closing, and at the Closing, the Seller shall execute and deliver to the Buyer documentation necessary or appropriate in the opinion of the Buyer to cause the Buyer to be the sole beneficiary of all rights under such permits and licenses during said 120 day period, subject to the Buyer's promptly making the required applications;

                  (xii) the Seller shall have delivered to the Buyer documentation satisfactory to the Buyer effecting a binder in favor of the Buyer of the insurance coverage of the Seller described in Section
         3.2.16 hereof, to be effective for at least thirty (30) days, commencing at the time of the Closing;

                  (xiii) the Seller shall have delivered to the Buyer documentation satisfactory to the Buyer effecting a transfer to the buyer of all of the capital stock of Nutrecon; and

                  (xiv) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

         6.2 CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including but not limited to those set forth in Articles 2 and 5 above;

                  (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6.2(i)-(iii) is satisfied in all respects;

                  (v) the relevant Persons shall have entered into, executed and delivered the Noncompetition Agreements, Employment Agreements, Releases and the other agreements referred to in Article 2 above, and the same shall be in full force and effect; and

                  (vi) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to the Seller and dated as of the Closing Date;


The Seller may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

                             ARTICLE 7. TERMINATION

         7.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller on or before the Closing Date if the Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Seller and its Subsidiaries;

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyer on or before the Closing Date if the Seller is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Buyer and SanTi;

                  (iv) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller or any Seller Stockholder has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller or the Seller Stockholder, as the case may be, of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1998, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (v) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1998, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

         7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

                   ARTICLE 8. SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, agreements, covenants and obligations made or undertaken by the Seller and each Seller Stockholder in this Agreement are, whether specified as such or not, the joint and several representations, warranties, agreements, covenants and obligations of all of the Seller and the Seller Stockholders, unless otherwise specifically indicated to the contrary herein with respect to a particular representation, warranty, agreement, covenant or obligation; are material, have been relied upon by the Buyer, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any Party; and, as to the representations and warranties, shall terminate or expire on the fifth (5th) anniversary of the Closing Date, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any suit, action, claim or other proceeding brought in respect of such representations and warranties prior to the termination or expiration of such five (5) year period. Notwithstanding the above, all representations and warranties made by the Seller and each Seller Stockholder in this Agreement that in any manner relate to (1) Tax matters, (2) environmental matters, and (3) title matters, or as to the terms and performance of this Agreement (collectively, the "Special Matters"), or any of the foregoing, shall terminate or expire only upon the termination or expiration of all applicable statutes of limitation. All representations, warranties, agreements, covenants and obligations made or undertaken by the Buyer in this Agreement shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any Party; and, as to the representations and warranties, shall terminate or expire on the fifth (5th) anniversary of the Closing Date, provided that such representations and warranties shall not terminate or expire, but shall continue, during the pendency of any suit, action, claim or other proceeding brought in respect of such representations and warranties prior to the termination or expiration of such five (5) year period.

         8.2 OBLIGATION OF THE SELLER AND THE SELLER STOCKHOLDERS TO INDEMNIFY. Subject to the limitations contained in this Article 8, the Seller and the Seller Stockholders, jointly and severally, shall defend, indemnify and hold the Buyer and its shareholders, officers, directors, employees, counsel, agents, Affiliates and assigns (collectively, the "Buyer Indemnitees") harmless from and against any and all Losses asserted against, imposed upon or incurred by the Buyer Indemnitees, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

                  (i) any inaccuracy in any representation or warranty made by the Seller or any Seller Stockholder pursuant to this Agreement or the Disclosure Schedule;

                  (ii) any breach of any covenant or agreement made or to be performed by the Seller or any Seller Stockholder pursuant to this Agreement;

                  (iii) any claim by any broker, finder or other Person employed or allegedly employed by the Seller or any Seller Stockholder in connection with the transactions contemplated by this Agreement;

                  (iv) any Liability or Loss resulting from, arising out of, based upon or otherwise in respect of any violation or alleged violation of any Environmental, Health and Safety Requirements related to the Acquired Assets, or the presence of any Hazardous Materials or Extremely Hazardous Substances on the Acquired Assets, that occurred at any time prior to Closing;

                  (v) the Parties' failure to comply with any of the bulk sales laws and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, and any action brought or levy made as a result thereof; and/or

                  (vi) any Liability or obligation of the Seller or any of the Seller Stockholders, or in any manner related to the Business, the Acquired Assets or the Excluded Assets, other than the Assumed Liabilities.

         8.3 OBLIGATION OF THE BUYER TO INDEMNIFY. Subject to the limitations contained in this Article 8, the Buyer shall defend, indemnify and hold the Seller and its officers, directors, partners, employees, counsel, agents, Affiliates and assigns (collectively, the "Seller Indemnitees") harmless from and against any and all Losses asserted against, imposed upon or incurred by the Seller Indemnitees, or any of them, by reason of or resulting from, arising out of, based upon or otherwise in respect of:

                  (i) any inaccuracy in any representation or warranty made by the Buyer pursuant to this Agreement or the Disclosure Schedule;

                  (ii) any breach of any covenant or agreement made or to be performed by the Buyer pursuant this Agreement;

                  (iii) any claim by any broker, finder or other Person employed or allegedly employed by the Buyer in connection with the transactions contemplated by this Agreement; and/or

                  (iv)  any Assumed Liability.

         8.4 MATTERS INVOLVING THIRD PARTIES.

                  8.4.1 If any third party shall notify any Person that is entitled to seek indemnification pursuant to Sections 8.2 or 8.3 hereof (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Person (the "Indemnifying Party") under this Article 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  8.4.2 The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  8.4.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4.2 above, (a) the Indemnified Party may retain separate co-counsel at its cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  8.4.4 In the event any of the conditions in Section 8.4.2 above is or becomes unsatisfied, however, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (b) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (c) the Indemnifying Party will remain responsible for any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 8.

         8.5 LIMITATION ON INDEMNIFICATION. The determination of the amount of any Loss for which indemnification may be claimed under this Article 8 shall take into account and be offset by any tax benefit or benefit under any policy of insurance derived, accrued or received by the Indemnified Party as a result thereof. No Person otherwise entitled to indemnification under this Agreement shall be indemnified pursuant to this Agreement to the extent that such Person's Losses are increased or extended by the gross negligence, willful misconduct, violation of law or bad faith of such Person.

         8.6 INDEMNIFICATION PAYMENTS. An Indemnifying Party shall pay to the Indemnified Party the full amount of any and all Losses (other than Losses resulting from a Third Party Claim) for which it is required to indemnify the Indemnified Party under this Article 8 within ten (10) days after its receipt of notice thereof from the Indemnified Party, and the full amount of any and all Losses resulting from a Third Party Claim within ten (10) days after final settlement or adjudication thereof; and in each case, thereafter the amount of any such Loss shall bear interest at the Applicable Rate. After complying with the provisions of Section 8.4 hereof with respect to any Loss that results from a Third Party Claim (if applicable), the Buyer shall be entitled to offset from any payments due the Seller or any of the Seller Stockholders as part of the Purchase Price or otherwise (including but not limited to the SanTi Stock), the full amount of any and all Losses (whether or not resulting from a Third Party Claim) for which the Seller or any Seller Stockholder is required to indemnify any Buyer Indemnitee pursuant to Section 8.2 hereof, and the Buyer shall not be liable for any amounts so offset.

         8.7 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the Parties and other Persons under this Article 8 are independent of and in addition to such other rights and remedies that the Parties and such other Persons may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto, including, without limitation, the right to offset, seek specific performance, rescission or restitution, none of which rights or remedies shall be adversely affected or diminished hereby.

                            ARTICLE 9. MISCELLANEOUS

         9.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Parties.

         9.2 COMPLIANCE WITH BULK SALES LAWS. The Parties hereby waive compliance by the Buyer and the Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

         9.3 TAXES. The Buyer shall pay all federal, state and local sales, use and other transfer taxes (other than Seller's income taxes), if any, due as a result of the purchase, sale or transfer of the Acquired Assets in accordance herewith, whether such Taxes are imposed by law on the Seller or the Buyer. The Seller shall pay all of its federal, state and local income taxes, if any, due as a result of the purchase, sale or transfer of the Acquired Assets in accordance herewith.

         9.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be (i) delivered by hand, (ii) mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed, or (iii) sent by national overnight courier service to the Parties or their assignees, addressed as follows:


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





                  To the Seller and/or any Seller Stockholder:

                  Mr. A. Thomas Ferrero, Jr.
                  c/o Ferrero Wastewater Management, Inc.
                  P.O. Box 442
                  Ambler, Pennsylvania 19002-0442

                  Mr. A. Thomas Ferrero, Jr.
                  336 Chestnut Lane
                  Ambler, Pennsylvania 19002

                  Mr. A. Thomas Ferrero, III
                  c/o Ferrero Wastewater Management, Inc.
                  P.O. Box 442
                  Ambler, Pennsylvania 19002-0442

                  Mr. A. Thomas Ferrero, III
                  21 Heritage Lane
                  New Britain, Pennsylvania 18901

                  with copies in each case to:

                  John P. Knox, Esquire
                  Timoney, Knox, Hasson & Weand, LLP
                  400 Maryland Drive
                  P.O. Box 7544
                  Fort Washington, Pennsylvania 19034-7544

                  To the Buyer:

                  Mr. Rock Payne, President
                  SanTi Group, Inc.
                  4696 Oakdale Road
                  Smyrna, Georgia 30080

                  with copies in each case to:

                  Thomas V. Chorey, Jr.
                  Chorey, Taylor & Feil, A Professional Corporation Suite 1700, The Lenox Building
                  3399 Peachtree Road, N.E.
                  Atlanta, Georgia 30326

All notices, requests, instructions or documents given to any Party in accordance with this Section 9.4 shall be deemed to have been given (i) on the date of receipt if delivered by hand or overnight courier service, or (ii) on the date five (5) business days after depositing with the United States Postal Service if mailed by United States registered or certified mail, return receipt requested, first class postage prepaid and properly addressed. Any Party may change its address specified for notices herein by designating a new address by notice in accordance with this Section 9.4.

         9.5 ENTIRE AGREEMENT. All Exhibits and Schedules (including the Disclosure Schedule) referred to herein, and the agreements evidenced by Exhibits, are intended to be, and hereby are, specifically incorporated into and made a part of this Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, writings and agreements relating to the subject matter of this Agreement.

         9.6 MODIFICATIONS, AMENDMENTS AND WAIVERS. The Parties may, by mutual written agreement and in no other manner, modify or amend the terms of this Agreement. The failure or delay of any Party at any time or times to require the performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term, agreement or covenant of, or the inaccuracy of any representation or warranty in, this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

         9.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties, and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties, except that the Buyer may assign this Agreement and its rights and obligations hereunder to one or more of its Affiliates, or to any of its lenders as collateral security.

         9.8 GOVERNING LAW. This Agreement shall be controlled, construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania, without regard to any laws related to choice or conflicts of laws.

         9.9 SEVERABILITY. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be adversely affected or impaired thereby. The Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

         9.10 ATTORNEYS' FEES AND EXPENSES. In any Litigation arising out of, under or in connection with this Agreement in which one Party prevails over another Party, the reasonable attorneys' fees and expenses incurred by the prevailing Party in connection with such Litigation shall be paid for or reimbursed by the opposing Party or Parties in such Litigation.

         9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         9.12 INTERPRETATIONS. No Party shall be considered the draftsman, and no uncertainty or ambiguity herein shall be construed or resolved against any Party because that Party is alleged to be the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties.

         9.13 NO BENEFIT TO OTHERS. The representation, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and, in the case of Article 8 hereof, the other Indemnified Parties, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

         9.14 CONSTRUCTION. Nothing in any Schedule (including the Disclosure Schedule) attached hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in detail (and in terms of Liabilities, quantifies the amount thereof with specificity). Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty has to do with the existence of the document or other item itself. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

         9.15 EXPENSES. Except as otherwise provided herein, each of the Parties and the Seller's Subsidiaries will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that neither the Seller nor any of its Subsidiaries has paid or will pay any of the costs and expenses prior to the Closing of the Seller, such Subsidiary or the Seller Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. The Seller also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of the Seller and the Seller Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         9.16 FURTHER ASSURANCES. From time to time, at any Party's request and without further consideration (unless the requesting Party is entitled to indemnity therefor as provided herein), the other Parties will execute and deliver to the requesting Party such documents and take such other action as such Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         IN WITNESS WHEREOF, the Parties have executed this Agreement under seal effective as of the date first above written.

                             SELLER:

                             FERRERO WASTEWATER MANAGEMENT, INC.


                             By: /s/ A Thomas Ferrero, Jr.
                                -------------------------------------
                             Name:
                                  -----------------------------------
                             Title:
                                   ----------------------------------

                                         [CORPORATE SEAL]

                             ELLER STOCKHOLDERS:

                             /s/ A. THOMAS FERRERO JR.
                             ----------------------------------[SEAL]
                             Name : A. THOMAS FERRERO JR.

                             /s/ A. THOMAS FERRERO III
                             ----------------------------------[SEAL]
                             Name: A. THOMAS FERRERO III



                             BUYER:

                             SANTI GROUP OF PENNSYLVANIA, INC.


                             By: /s/ James McClure
                                -------------------------------------

                             Name:
                                  -----------------------------------

                             Title:   Treasurer
                                   ----------------------------------

                                           [CORPORATE SEAL]

                                    EXHIBIT A
                            NONCOMPETITION AGREEMENT

                                    EXHIBIT B
                              EMPLOYMENT AGREEMENT

                                    EXHIBIT C
                              EMPLOYMENT AGREEMENT

                                    EXHIBIT D
                                     RELEASE

                                    EXHIBIT E
                                  BILL OF SALE

                                    EXHIBIT F
                              FINANCIAL STATEMENTS

                                    EXHIBIT G
                    FORM OF LEGAL OPINION (SELLER'S COUNSEL)

Waived by all parties

                                    EXHIBIT H
                     FORM OF LEGAL OPINION (BUYER'S COUNSEL)

Waived by all parties

                                   SCHEDULE 1
                                EXCLUDED ACCOUNTS

                                   SCHEDULE 2
                                 EXCLUDED ASSETS



All Cash of the Seller

All accounts receivable of the Seller

All assets of the Seller constituting, adversely affected by, or directly related to the handling of Hazardous Materials or Extremely Hazardous Substances

1993 Jeep Station Wagon VIN  1J4G288Y6PC586610

1990 Jeep Limited VIN 1J4FJ78L7LL204239

1994 Jeep Grand Laredo VIN 1J4GZ58Y7RC302404

1993 Buick Station Wagon VIN 1G4BR82P9TR412890

1997 Jeep Wrangler VIN 1J4FY29P5VP405875

                                   SCHEDULE 3
                    PERSONS TO EXECUTE EMPLOYMENT AGREEMENTS


A. Thomas Ferrero, Jr.

A. Thomas Ferrero, III